UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2025

Incannex Healthcare Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-41106	93-2403210
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 105, 8 Century Circuit Norwest, NSW 2153 Australia	Not applicable
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: +61 409 840 786

(Former Name or Former Address, if Changed Since Last Report): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, $0.0001 par value per share	IXHL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 15, 2025, Incannex Healthcare Inc. (the “Company”) entered into letter agreements (the “Letter Agreements”) with holders (the “Warrant Holders”) of the Company’s Series A warrants to purchase common stock (the “Series A Warrants”), which were issued in a private placement on March 10, 2025 pursuant to those certain securities purchase agreement, dated as of March 7, 2025, by and between the Company and such Warrant Holder (each, a “Securities Purchase Agreement”). Pursuant to the Letter Agreements, any aggregate net proceeds (meaning the gross proceeds, less the placement agent fee of 3.0% of the gross proceeds and deal related legal expenses) to the Company received in connection with the sale and issuance of shares of its common stock pursuant to that certain Sales Agreement, dated as of April 7, 2025, by and between the Company and A.G.P/Alliance Global Partners (the “Sales Agreement”) up to $12,499,828 during the period commencing on the date of the Letter Agreement and ending the earlier of the date the Company raises $12,499,828 in net proceeds under the Sales Agreement and the date prior to which the Company receives the requisite stockholder approval for the exercise of the Series A Warrants (the “Stockholder Approval”), the Company will pay to the Warrant Holders, with each Warrant Holder receiving its pro rata portion of these net proceeds up to an amount equal to each Warrant Holder’s respective subscription amount under its Securities Purchase Agreement (the “Warrant Cancellation Payment”).

In consideration of the Warrant Cancellation Payment, the Warrant Holder’s original number of Warrant Shares (as defined in the Series A Warrant) would be reduced by a number of shares obtained by dividing the Warrant Cancellation Payment by $2.14, rounded down to the nearest whole share (the “Warrant Cancellation”). The Warrant Cancellation will have the same effect as cancellation of the original Series A Warrant and the Warrant Holder will be issued new Series A Warrant evidencing the new Warrant Share amount. For example, if the Company were to pay to the Warrant Holders an aggregate of $12.5 million in Net Proceeds, which would represent the entire aggregate subscription amount under all of the Warrant Holders Securities Purchase Agreements, the aggregate number of shares underlying all of the Series A Warrants would be reduced by 5,833,333 Warrant Shares, from 11,574,090 Warrant Shares to 5,740,757 Warrant Shares, in each case, prior to any of the adjustments set forth in the Series A Warrants or application of their zero exercise price provisions (referred to in the text of the Series A Warrants as “alternative cashless exercise”). Assuming full adjustment of the exercise price of the Series A Warrant to the floor price of $0.216 per share and exercise pursuant to the zero exercise price provisions of the Series A Warrants, the aggregate number of shares underlying all of the Series A Warrants would be reduced by 175,000,000 Warrant Shares, from 347,222,700 Warrant Shares to 172,222,700 Warrant Shares, if the Company were to pay to the Warrant Holders an aggregate of approximately $12.5 million in Net Proceeds as descried above.

The Warrant Holders also waived certain reserve requirements to permit the Company to reserve shares of its common stock for issuance pursuant to the Sales Agreement completed prior to receipt of the Stockholder Approval and, until the Company’s receipt of the Stockholder Approval, waived provisions of the Securities Purchase Agreement that prohibited sales pursuant to the Sales Agreement at a price less than $1.08 per share.

The Company is not obligated to issue or sell any of its common stock under the Sales Agreement and there is no assurance that it will choose to or be able to issue or sell its common stock under the Sales Agreement for a significant amount of Net Proceeds, if any. In addition, while the Company’s special meeting to consider the Stockholder Approval is scheduled for May 27, 2025, there can be no assurance that the Stockholder Approval will be obtained at this special meeting or otherwise.

The foregoing description of the Letter Agreements is not complete and is qualified in its entirety by reference to the full text of the Letter Agreements, a copy of which is attached hereto as Exhibit 1.1, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
1.1	Form of Letter Agreement.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Incannex Healthcare Inc.

Date: May 15, 2025	/s/ Joel Latham
	Name:	Joel Latham
	Title:	Chief Executive Officer and President

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